Exhibit 99.1

Press release dated October 2, 2001 in connection with the acquisition announcement.


                @POS STRENGTHENS STRATEGIC AND FINANCIAL POSITION
                      WITH THE ACQUISITION OF CROSSVUE INC.

 Combining technology and services for a more complete retail industry offering


San Jose, CA, October 2, 2001 -- @pos (www.atpos.com, OTC BB: EPOS), a leader in secure, interactive electronic transaction technologies today announced the acquisition of retail industry vertical service provider, Crossvue Inc., of San Jose, California. The transaction was closed on September 28, 2001.

The acquisition allows @pos to enhance and extend the capabilities of its secure interactive transaction products for the retail industry to include complementary backend services. Crossvue's Digital Receipt Services for retailers utilizes patent-pending technology to deliver loss prevention, electronic receipt storage and retrieval, signature storage and retrieval and CRM (customer relationship management) applications. The Internet-based technology enables retailers to analyze purchase data for identifying fraud and tracking customer-purchasing trends. It also provides retailers the ability to leverage customer transaction events and details across all sales channels for increased customer services, streamlined operations, and additional sales opportunities.

"This acquisition is an important strategic move for @pos," said Llavan Fernando, Chief Executive Officer for @pos. "By leveraging synergies between our existing interactive terminal platforms and Crossvue's service applications, we are able to provide the total end-to-end solution which merchants have been seeking."

Crossvue shall retain its employees pertaining to development activity, including domestic and international engineering resources. However, general and administrative functions of @pos and Crossvue will be consolidated.

Along with Crossvue's intellectual property and customer base, Crossvue has net assets of approximately $4.6 million, including $4.1million of cash and investments. The cash and investments will enable the combined companies to further expand and continue with future development and marketing activity. @pos issued 4,159,937 shares of its common stock for all of the outstanding preferred stock of Crossvue. The holders of Crossvue's outstanding common stock received no consideration. Approximately 24% of the common stock received by the shareholders of Crossvue in the merger was placed in escrow for indemnification


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purposes.  Post  merger, the former preferred stock holders of Crossvue will own approximately 29% of the outstanding shares of common stock of @pos on a fully diluted basis.

"For the investors, we believe the acquisition is a great step because the unification of these two technology leaders will offer the market a more complete mix of innovative products and services. In turn, these product offerings can open up fresh opportunities to extend into new market directions and attract new customers," said Jim Dorrian, general partner of Crosspoint Venture Partners, and a member of Crossvue's board. Under terms of the acquisition, Mr. Dorrian becomes a director of @pos' board.


ABOUT @POS

@pos (OTC BB:EPOS) is a leader in secure, interactive electronic transaction technologies. The company delivers technologies that include signature capture pads, web-enabled platforms, smart card interfaces, and encryption engines supporting Data Encryption Standards (DES) and Triple DES, in addition to offering an extensive suite of software tools. @pos currently markets its products to the retail, government and banking segments for applications that include electronic signature capture, debit and credit payments. For more information, see www.atpos.com, email to info@atpos.com, or call 408-468-5400.


ABOUT CROSSVUE

Crossvue Inc., formerly ReceiptCity, is a provider of Digital Receipt Services that use patent-pending technology to track and retrieve electronic receipts. Tailored specifically for the retail market, Crossvue's Internet-based technology allows retailers to leverage customers' transaction events and details across all sales channels to streamline operations, enable personalized marketing and enhance customer service. Based in San Jose, California, Crossvue was formed in January 2000. More information is available online at www.crossvue.com or email info@crossvue.com.






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SAFE HARBOR STATEMENT

The matters discussed in this news release include forward-looking statements such as statements relating to our ability to successfully integrate Crossvue's business and products with the business and products of @pos, which are subject to various risks, uncertainties, and other factors that could cause actual results to vary materially from the results anticipated in such forward-looking statements. Such risks and uncertainties include, but are not limited to our ability to generate adequate revenue, our reliance on limited liquidity resources, risks related to disruptive acquisitions. These and other risks are detailed from time to time in our filings with the Securities and Exchange Commission, and represent our judgment as of the date of this release. We disclaim any intent or obligation to update these forward-looking statements.



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